                                                                   EXHIBIT 99.1



Contact: Scott A. Montgomery                         Joseph W. Kiley III
         President/CEO                               Executive Vice President &
         National Mercantile Bancorp                 Chief Financial Officer
         (310) 282-6778                              (310) 282-6703


                                                     FOR IMMEDIATE RELEASE


             NATIONAL MERCANTILE BANCORP ANNOUNCES RECORD NET INCOME
                           FOR THE SECOND QUARTER AND
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000


     Los Angeles, California, July 11, 2000 -- National Mercantile Bancorp (the "Company") (NASDAQ: MBLA Common Stock; MBLAP - Preferred Stock), parent company of Mercantile National Bank ("Bank"), today reported net income of $1.2 million for the second quarter ended June 30, 2000, or $1.28 basic earnings per share ("EPS"), while diluted EPS, when considering the Company's convertible preferred stock, warrants and options, is $0.45, as compared to net income of $245,000 or $0.36 basic EPS and $0.10 diluted EPS for the second quarter ended June 30, 1999.

     During the second quarter net income consisted of $586,000 in core earnings and $576,000 as a reverse provision for credit losses ("Reverse Provision") in recognition of the level of the allowance for loan and lease losses ("ALLL") generated by a loan recovery. Without the Reverse Provision, core earnings increased to record levels up 139.2% to $586,000 or $0.65 basic EPS, while diluted EPS was $0.23 during the second quarter of 2000 as compared to the same quarter in 1999 of $245,000 or $0.36 basic EPS, while diluted EPS was $0.10.

     For the six months ended June 30, 2000, net income increased $1.2 million or 378.8% to $1.5 million or $1.80 basic EPS, while diluted EPS was $0.61, as compared to net income of $321,000

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

or $0.47 basic EPS, while diluted EPS was $0.13 for the six months ended June 30, 1999. Excluding the Reverse Provision, core earnings for the six months ended June 30, 2000 increased 199.4% to $961,000 or $1.13 basic EPS, while diluted EPS was $0.38 as compared to core earnings of $321,000 or $0.47 basic EPS, and diluted EPS was $0.13 for the six months ended June 30, 1999.

     Scott Montgomery, President and Chief Executive Officer of the Company and the Bank, commented, "We are extremely pleased to report record levels of net income in our twelfth consecutive quarter of profitability , both before and after the effects of the Reverse Provision. The increase in net income was driven by strong loan demand up 54.5% or $33.2 million, a 15.2% increase in income from investment securities and a Reverse Provision of $576,000. Including the Reverse Provision, return on average assets ("ROAA") increased to 2.77% for the second quarter and to 1.86% for the six months ended June 30, 2000, while return on average equity ("ROAE") was 38.7% for the second quarter and 26.3% for the six month period. Excluding the Reverse Provision, ROAA increased to 1.40%, as compared to an ROAA of 0.69% during the same quarter in 1999, while ROAE increased to 19.53% as compared to 7.48% during the second quarter of 1999. For the six months ended June 30, 2000 as compared to the same period in 1999 and excluding the Reverse Provision, ROAA increased to 1.16% from 0.46% while ROAE increased to 16.42% from 4.90%." He continued, "These results are very gratifying and represent the best performance for the Company since it was founded in 1982. We are very proud of the team of Mercantile bankers who produced these outstanding results."

                               LOAN LOSS RECOVERY

     In May of 2000, the Bank announced a net recovery of approximately $1.3 million on a loan charged off in January 1995. Generally Accepted Accounting Principles ("GAAP") require that recoveries of loans previously charged off be recognized as an increase to the ALLL. The Company has determined, based on reviewing the adequacy of the resulting level of the ALLL, that it would not be necessary to retain the entire recovery in the ALLL in order to absorb estimated credit losses. Accordingly, the Company has determined that approximately $700,000 of the $1.3 million will remain in the ALLL. However, credit quality is affected by many factors beyond the Company's control, including local, regional and national economic activity. Facts

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

may exist which are not known today, which may adversely affect the likelihood of repayment of various loans in the Company's portfolio. Therefore, no assurance can be given that the Bank will not sustain loan losses materially in excess of the ALLL even at this increased level.

     Accordingly, $576,000 has been recognized as income through a reverse provision to the ALLL which had the effect of increasing earnings during the second quarter of 2000. As a result of the continuing effect of the Company's net operating loss carryforward ("NOL"), the amount reversed and recognized as earnings will not be taxable (except for alternative minimum tax). Further, the amount reversed, coupled with substantially increased core earnings increases the Company's book value and legal lending limit, enabling the Company to expand its client services.

                             ASSETS AND LIABILITIES

     Total assets increased 16.4% or $25.1 million to $177.8 million at June 30, 2000 as compared to $152.7 million at June 30, 1999. The growth in assets was primarily due to a $33.2 million or 54.5% increase in loans receivable and a $3.3 million or 5.0% increase in investment securities. The increase in liabilities was primarily due to a $24.3 million increase in other borrowed funds.

                              SHAREHOLDERS' EQUITY

     Shareholders' equity increased 8.9% or $1.1 million to $13.1 million at June 30, 2000 as compared to $12.0 million at June 30, 1999. The increase was the result of a larger increase in net income, than the decline in equity caused by the estimated fair value adjustment in the investment securities portfolio, caused by increased market interest rates during the latter part of 1999 and the first six months of 2000. GAAP requires that securities classified as available for sale ("AFS"), be recorded at estimated fair value with the resulting unrealized gains or losses reflected as a separate component of shareholders' equity. If the investment securities were classified as held to maturity, no adjustment to equity, under GAAP, based on estimated fair value would have been required. The Bank carries its investment securities as AFS, as do many

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banks, in order to provide maximum flexibility, although the Bank generally intends to hold its investment securities to maturity.

     Book value per share increased to $5.34 per share at June 30, 2000 from $4.86 per share at June 30, 1999. The increase is the result of the estimated fair market value adjustment to equity relating to securities classified as AFS, which was smaller than the increase in year to date net income, discussed previously. Regulatory Accounting Principles do not require an estimated fair value adjustment to equity for investment securities classified as AFS, for purposes of calculating regulatory capital ratios. Without the estimated fair value adjustment, book value per share at June 30, 2000 was $6.15 per share, which includes all preferred shares on an "as if" converted basis, as compared to $5.39 at June 30, 1999, or an increase of 14.1%.

     The Company continues to benefit from the NOL, which was $20.3 million of carryforward benefit for Federal income taxes and $4.8 million of carryforward benefit for State income taxes at December 31, 1999. The carryforward has the effect of substantially reducing income taxes which adds to the growth in equity. The Company's Federal net operating loss carryforward is available through 2006 and then begins to expire in 2007, while the State tax carryforwards continue to expire, but remain available in reducing amounts through 2002. As a result, the provision for income taxes, including the loan recovery, representing alternative minimum tax, was only $26,000 for the six months ended June 30, 2000.

                             INTEREST AND FEE INCOME

     During the second quarter of 2000, total interest income increased 32.3% to $3.4 million from $2.5 million during the second quarter of 1999. Interest income from investment securities increased 17.5% to $1.2 million from $1.0 million during the second quarter of 1999.

     Other operating income increased by 96.0% from $149,000 during the quarter ended June 30, 1999 to $292,000 during the quarter ended June 30, 2000. The primary reason for the increase in non-interest income is attributable to a higher volume of fees from international and investment services, increased deposit related income, as well as gains on the sale of other real estate owned ("OREO") property and investment securities during the second quarter of 2000.

     For the six months ended June 30, 2000 total interest income increased 29.8% or $1.5 million to $6.5 million from $5.0 million at June 30, 1999. Other operating income increased 57.8% or $178,000 to $486,000 from $308,000.

     Net interest margin ("NIM") increased to 5.71% during the second quarter of 2000, up from 5.26% during the first quarter of 2000 and from 5.16% during the fourth quarter of 1999.

                               OPERATING EXPENSES

     Other operating expenses increased 23.5% or by $378,000 during the second quarter of 2000, as compared to the second quarter of 1999. The increase was primarily the result of an increase in staff and benefits costs related to initiating two new departments and increasing staff in existing departments. In addition, furniture and equipment expense increased as did data processing expenses.

       HEALTHCARE AND COMMUNITY BASED NONPROFIT ORGANIZATIONS DEPARTMENTS

     Both new departments, initiated in January of 2000, have met or exceeded expectations. Healthcare loans outstanding are in excess of $6 million at June 30, 2000 with deposit balances of over $500,000, while the Community Based Nonprofit Department deposit balances are approximately $500,000 at June 30, 2000.

                                 CREDIT QUALITY

     Total non-performing assets of $1.4 million at June 30, 1999 were reduced by 48.0% or $689,000 to $746,000 at June 30, 2000. During the first six months of 2000 loan charge-offs were $107,000, while recoveries were $1.3 million, resulting in net recoveries of $1.2 million. Also, as of June 30, 2000, the Bank has sold all of its OREO property and for the first time in many years has no OREO property on its books.

     The ALLL was augmented during the second quarter by approximately $700,000 as a result of the large loan recovery offset by the Reverse Provision discussed previously. The net

ALLL balance increased to $2.5 million or 2.71% at June 30, 2000 from $1.9 million or 2.42% at March 31, 2000 and from $1.9 million or 2.57% at December 31, 1999. Coverage ratios improved due to the increase in ALLL and the continued reduction in non-performing and classified assets.

     Total classified assets declined 47.7% or by $902,000 from $1.9 million at June 30, 1999, to $1.0 million at June 30, 2000. The decrease was primarily due to the reduction in non-performing loans and the sale of OREO property.

     This press release contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties. Actual results may differ materially from the results in these forward looking statements. Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

     National Mercantile Bancorp is the holding company for Mercantile National Bank, member FDIC, a business bank located in Century City in West Los Angeles, California. The Bank offers a wide range of financial services to the entertainment industry, the professional, healthcare and executive markets, community-based non-profit organizations, escrow companies and the business banking market.

                          "Redefining Business Banking"

                                      #####

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

National Mercantile Bancorp
June 30, 2000 - FINANCIAL SUMMARY
($ in 000's, except share data)

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL                                 June 30,    March 31,               September 30,  June 30,
CONDITION DATA:                                     2000         2000     December 31,     1999         1999      December 31,
                                                 (Unaudited) (Unaudited)      1999     (Unaudited)  (Unaudited)      1998
                                                 ----------- ------------ -----------  ------------ -----------   ------------
Cash and Due from Banks .....................    $  12,472    $  10,437    $   5,789    $   7,031    $   7,552     $  5,405
Investments - Interest Earning ..............       71,561       79,126       75,685       77,475       83,837       78,649
Loans
         Commercial .........................       90,580       76,736       71,581       67,621       58,606       53,563
         Real Estate Construction and Land ..          715          105            6           --           --           --

         Consumer and Others ................        3,013        2,545        2,496        2,410        2,434        3,707
               Deferred Loan Fees, Net ......         (352)        (252)        (240)        (238)        (236)        (298)
                                                 ---------    ---------    ---------    ---------    ---------     --------
               Total ........................       93,956       79,134       73,843       69,793       60,804       56,972
               Allowance for Credit Losses ..       (2,546)      (1,917)      (1,896)      (2,162)      (2,056)      (2,144)
                                                 ---------    ---------    ---------    ---------    ---------     --------
          Net Loans .........................       91,410       77,217       71,947       67,631       58,748       54,828
Other Assets ................................        2,337        2,652        2,732        2,718        2,576        2,741
                                                 ---------    ---------    ---------    ---------     ---------    --------
Total Assets ................................    $ 177,780    $ 169,432    $ 156,153    $ 154,855     $152,713     $141,623
                                                 =========    =========    =========    =========     =========    ========
Deposits
        Demand, Noninterest Bearing .........    $  52,883    $  61,707    $  53,827    $  44,113     $ 48,160     $ 47,375
        NOW .................................        9,779        9,726        8,669        7,129        7,494        6,835
        MMDA ................................       33,022       36,024       25,376       31,077       33,705       21,652
        Savings .............................        1,320        1,321        3,079        1,066        1,132        2,063
        Time Certificates GREATER THAN $100 .       18,060       19,528       19,488       27,619       18,404       14,966
        Time Certificates LESS THAN $100 ....        6,248        5,640        6,545        8,673       11,163       14,081
                                                 ---------    ---------    ---------    ---------     --------     --------
                Total Deposits ..............      121,312      133,946      116,984      119,677      120,058      106,972
Securities Sold under Agreements to
    Repurchase and Other Borrowed Funds .....       41,800       22,500       26,200       21,521       19,500       20,300
Other Liabilities ...........................        1,541        1,390        1,382        1,522        1,105        1,093
Shareholders' Equity-Tier 1 .................       15,600       14,437       14,062       13,649       13,369       13,047
Accumulated Other Comprehensive (Loss)Income        (2,473)      (2,841)      (2,475)      (1,514)      (1,319)         211
                                                 ---------    ---------    ---------    ---------    ---------     --------
Total Liabilities and Stockholders' Equity ..    $ 177,780    $ 169,432    $ 156,153    $ 154,855    $ 152,713    $ 141,623
                                                 =========    =========    =========    =========    =========    =========

Average Quarterly Assets
         Holding Company ....................    $ 168,805    $ 163,095    $ 154,671    $ 150,358    $ 142,705    $ 149,241
         Bank ...............................    $ 167,709    $ 162,002    $ 153,631    $ 148,575    $ 139,327    $ 146,080
Regulatory Capital
         Holding Company ....................    $  15,600    $  14,437    $  14,062    $  13,649    $  13,369    $  13,047
         Bank ...............................    $  14,437    $  13,301    $  12,949    $  12,556    $   9,910    $   9,728
Non-Performing Assets
         Non-Accrual Loans ..................    $     484    $     580    $     932    $     967    $     789    $   1,505
         Loans 90 Days P/D & Accruing .......          262           --           --           --           88           --
         OREO and Other Non-performing Assets           --          441          532          558          558          593
                                                 ---------    ---------    ---------    ---------    ---------     --------
Total Non-Performing Assets .................    $     746    $   1,021    $   1,464    $   1,525    $   1,435    $   2,098
                                                 =========    =========    =========    =========    =========    =========
Classified Assets
         Substandard Loans ..................    $     988    $   1,102    $   1,169    $   1,145     $  1,177    $   2,001
         Doubtful Loans .....................           --           --           16          384          331           41
                                                 ---------    ---------    ---------    ---------    ---------     --------
         Total Classified Loans .............    $     988    $   1,102    $   1,185    $   1,529     $  1,508    $   2,042
         OREO ...............................           --          241          382          382          382          417
                                                 ---------    ---------    ---------    ---------     ---------     --------
Total Classified Assets .....................    $     988    $   1,343    $   1,567    $   1,911     $  1,890     $  2,459
                                                  =========    =========    =========    =========    =========    =========

-----------------------------------------------------------------------------------------------------------------------------------
SELECTED STATEMENT OF                              June 30,    March 31,                September 30,   June 30,
FINANCIAL CONDITION RATIOS:                          2000         2000      December 31,    1999         1999      December 31,
                                                 (Unaudited)  (Unaudited)      1999     (Unaudited)  (Unaudited)      1998
                                                 -----------  -----------   ----------- ------------ -----------   ------------
Loans to Deposits Ratio ......................       77.45%       59.08%       63.12%       58.32%       50.65%       53.26%
Ratio of Allowance for Loan Losses to:
        Total Loans ..........................        2.71%        2.42%        2.57%        3.10%        3.38%        3.76%
        Total Non-Performing Assets ..........      341.29%      187.76%      129.51%      141.77%      143.28%      102.19%
        Total Classified Assets ..............      257.69%      142.74%      121.00%      113.13%      108.78%       87.19%
Earning Assets to Total Assets ...............       93.10%       93.41%       95.76%       95.10%       94.71%       95.76%
Earning Assets to Interest-Bearing Liabilities      150.16%      167.05%      167.34%      151.69%      158.25%      169.74%
Capital Ratios Holding Company:
        Total Risk-Based Capital .............       15.94%       16.57%       17.47%       17.50%       17.80%       18.65%
        Tier 1 Risk-Based Capital ............       14.68%       15.32%       16.21%       16.23%       16.53%       17.38%
        Tier 1 Leverage ......................        9.08%        8.70%        8.98%        8.97%        9.36%        8.78%
Capital Ratios Bank :
        Total Risk-Based Capital .............       14.96%       15.49%       16.29%       16.34%       14.00%       14.75%
        Tier 1 Risk-Based Capital ............       13.70%       14.23%       15.03%       15.07%       12.73%       13.48%
        Tier 1 Leverage ......................        8.46%        8.07%        8.32%        8.35%        7.10%        6.69%
Risk Weighted Assets:
         Holding Company ....................    $ 106,298   $   94,265   $   86,751   $   84,104   $   80,865   $   75,055
         Bank ...............................    $ 105,416   $   93,485   $   86,125   $   83,300   $   77,852   $   72,189
Book Value per Share (1) (2) .................   $    5.34   $     4.85   $     4.68   $     4.89   $     4.86   $     5.35
Total Shares Outstanding (2) .................   2,477,443    2,477,195    2,477,195    2,477,195    2,477,195    2,477,048

(1) Includes dilutive options and warrants.
(2) Includes assumed conversion of 785,425 shares of Preferred Stock into 1,570,850 shares of Common Stock.

-----------------------------------------------------------------------------------------------------------------------------------


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National Mercantile Bancorp
June 30, 2000 - FINANCIAL SUMMARY
($ in 000's, except share data)

-----------------------------------------------------------------------------------------------------------------------------------
SELECTED STATEMENT OF OPERATIONS DATA AND RATIOS:


                                                             Second          First         Fourth          Third       Second
                                                             Quarter        Quarter        Quarter        Quarter      Quarter
QUARTERLY DATA (1):                                            2000           2000           1999          1999          1999
                                                           (Unaudited)     (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)
                                                           -----------     -----------   -----------   -----------   -----------
Interest Income ........................................   $    3,365      $    3,091    $    2,867    $    2,705    $    2,544
Interest Expense .......................................        1,063           1,047           938           975           830
                                                           -----------     -----------   -----------   -----------   -----------
Net Interest Income before Provision for Loan Losses ...        2,302           2,044         1,929         1,730         1,714

Provision for Loan  Losses .............................         (576)             --            --            --            --
                                                           -----------     -----------   -----------   -----------   -----------
Net Interest Income after
     Provision for Loan Losses .........................        2,878           2,044         1,929         1,730         1,714

Net gain (loss) on Sale of Securities Available-for-Sale           18              --            --            --            (1)
Gain on Sale of OREO ...................................           59              10            --            --            --
Other Operating Income .................................          215             184           193           197           150
Other Operating Expense ................................        1,989           1,856         1,682         1,639         1,611
                                                           -----------     -----------   -----------   -----------   -----------
Net Income before Provision for
     Income Taxes ......................................        1,181             382           440           288           252

Provision for Income Taxes .............................           19               7            27             8             7
                                                           -----------     -----------   -----------   -----------   -----------
Net Income .............................................   $    1,162       $     375    $      413    $      280    $      245
                                                           ===========     ===========   ===========   ===========   ===========
Basic Earnings Per Share ...............................   $     1.28       $    0.47    $     0.61    $     0.41    $     0.36
Diluted Earnings Per Share (2) .........................   $     0.45       $    0.15    $     0.17    $     0.11    $     0.10
Weighted Avg Common Shares O/S (3)(4)...................      906,576         798,318       677,195       677,195       677,108
Return on Quarterly Average Assets .....................         2.77%           0.92%         1.06%         0.74%         0.69%
Return on Quarterly Average Equity .....................        38.74%          13.15%        13.67%         9.44%         7.48%
Net Interest Margin - Avg Earning Assets ...............         5.71%           5.26%         5.16%         4.74%         5.10%
Operating Expense Ratio ................................         4.74%           4.58%         4.31%         4.32%         4.53%
Efficiency Ratio .......................................        76.68%          82.93%        79.26%        85.05%        86.48%

(1) Operating ratios are annualized.
(2) Includes the dilutive potential Common shares from assumed conversions of Preferred Stock, Options and Warrants.
(3) Shares used to compute Basic Earnings per share.
(4) Increase is due to conversion of Preferred Stock into Common Stock.

-----------------------------------------------------------------------------------------------------------------------------------


FOR THE SIX MONTHS ENDED JUNE 30:
(Unaudited)
                                                                                             2000           1999         1998
                                                                                         ------------   -----------   ----------
Interest Income                                                                          $    6,456     $   4,973     $   4,730
Interest Expense                                                                              2,110         1,645         1,601
                                                                                         ------------   -----------   ----------
Net Interest Income before Provision for Loan Losses                                          4,346         3,328         3,129
Provision for Loan Losses                                                                      (576)           --            --
                                                                                         ------------   -----------   ----------
Net Interest Income after
     Provision for Loan Losses                                                                4,922         3,328         3,129

Net Gain (Loss) on Sale of Securities Available-for-Sale                                         18            (1)           38
Gain on Sale of OREO and Fixed Assets                                                            69            --            68
Other Operating Income                                                                          399           309           340
Other Operating Expense                                                                       3,845         3,303         3,234
                                                                                         ------------   -----------   ----------
Net Income (Loss) before Provision for
     Income Taxes                                                                             1,563           333           341

Provision for Income Taxes                                                                       26            12             2
                                                                                         ------------   -----------   ----------
Net Income (Loss)                                                                        $    1,537     $     321      $    339
                                                                                         ============   ===========   ==========
Basic Earnings Per Share                                                                 $     1.80     $    0.47      $   0.50
Diluted Earnings Per Share (1)                                                           $     0.61     $    0.13      $   0.13
Weighted Avg Common Shares O/S (2)                                                          852,447       677,078       677,074
Return on Average Assets                                                                       1.86%         0.46%         0.55%
Return on Average Equity                                                                      26.27%         4.90%         5.41%
Net Interest Margin - Avg Earning Assets                                                       5.49%         5.08%         5.39%
Operating Expense Ratio                                                                        4.64%         4.76%         5.26%
Efficiency Ratio                                                                              79.57%        90.84%        90.46%

(1)   Includes the dilutive potential Common shares from assumed conversions of Preferred Stock, Options and Warrants.
(2)   Shares used to compute Basic Earnings per share.


                                       8